Ex.a (9)

DEUTSCHE ASSET MANAGEMENT VIT FUNDS

Establishment and Designation of Series of Shares

of Beneficial Interest, $.001 Par Value

Dated as of May 1, 2003

Pursuant to Article 5, Section 5.11 of the Declaration of Trust dated January 19, 1996 (the “Declaration of Trust”) of Deutsche Asset Management VIT Funds (the “Trust”), as amended to date hereof, the Trustees desire to establish and designate a new series of the Trust, effective as of May 1, 2003, such series to be known as “Scudder Real Estate Securities Portfolio” (the “Fund”), such Fund to be further divided into two classes of Shares, Class A and Class B shares, with such rights and preferences as are set forth below.

1. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended with respect to the Fund. Each share of beneficial interest of the Fund (“share”) shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which shares of the Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Fund, and shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration of Trust.

2. The voting rights of holders of shares of the Fund shall be as set forth in Section 5.9 of the Declaration of Trust.

3. An unlimited number of Class A Shares and Class B Shares established herein is authorized for issuance, Shares of such Classes to be issued for such consideration and with such rights, features, privileges and qualifications as are set forth from time to time in the respective prospectus describing the Shares of such Class, as each such prospectus may be amended or supplemented from time to time, and that such Shares, when issued for consideration described in the respective prospectus, shall be validly issued, fully paid and non-assessable by the Trust.

4. The assets and liabilities of the Trust shall be allocated among the above-referenced Fund and the other series of the Trust as may from time to time be established as set forth in Section 5.11 of the Declaration.

5. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund, or any series now or hereafter created, or to otherwise change the special and relative rights of the Fund.

6. The following liabilities, expenses, costs, charges and reserves shall be specifically allocated and charged to the respective Class of the Fund incurring such liabilities, expenses, costs, charges or reserve: shareholder servicing fees, state securities registration fees, expenses of shareholder meetings relating to matters to be acted upon exclusively by one of more specified Classes, and other expenses if, as determined by the Treasurer or any Assistant Treasurer, such expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes, provided however, that no liabilities, expenses, costs, charges or reserves shall be. allocated and charged to any particular Class of a Fund if such allocation and charge would cause the Fund to fail to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or adversely affects its right to claim a dividend paid deduction thereunder.

IN WITNESS WHEREOF, the undersigned. have signed this instrument as of May 1, 2003. This instrument may be executed by the Trustees on separate counterparts but shall be effective only when signed by a majority of the Trustees.

/s/ Richard R. Burt	/s/ S. Leland Dill
Richard R. Burt	S. Leland Dill
As Trustee, and not individually	As Trustee, and not individually
One South Street	One South Street
Baltimore, Maryland 21202	Baltimore, Maryland 21202

/s/ Martin J. Gruber	/s/ Richard T. Hale
Martin J. Gruber	Richard T. Hale
As Trustee, and not individually	As Trustee, and not individually
One South Street	One South Street
Baltimore, Maryland 21202	Baltimore, Maryland 21202

/s/ Joseph R. Hardiman	/s/ Richard J. Herring
Joseph R. Hardiman	Richard J. Herring
As Trustee, and not individually	As Trustee, and not individually
One South Street	One South Street
Baltimore, Maryland 21202	Baltimore, Maryland 21202

/s/ Graham E. Jones	/s/ Rebecca W. Rimel
Graham E. Jones	Rebecca W. Rimel
As Trustee, and not individually	As Trustee, and not individually
One South Street	One South Street
Baltimore, Maryland 21202	Baltimore, Maryland 21202

/s/ Philip Saunders, Jr.	/s/ William N. Searcy
Philip Saunders, Jr.	William N. Searcy
As Trustee, and not individually	As Trustee, and not individually
One South Street	One South Street
Baltimore, Maryland 21202	Baltimore, Maryland 21202

/s/ Robert H. Wadsworth
Robert H. Wadsworth
As Trustee, and not individually
One South Street
Baltimore, Maryland 21202